Exhibit 2.3

Certain identified information in this Exhibit 2.3 (indicated by “[***]”) has been excluded pursuant to Item 601(b)(2)(ii) of Regulation S-K because it is not material and is the type of information that the Company treats as private or confidential

STOCK PURCHASE AGREEMENT

by and among

RED TECHNOLOGIES SAS,

THE SELLERS

and

RED TECH US, LLC

Dated as of December 2, 2024

i

Article V

Conditions

5.1	Conditions to Each Party’s Obligation to Consummate the Transactions	12
5.2	Conditions to Obligation of Buyer	13
5.3	Conditions to Obligations of the Sellers	13

Article VI

Termination

6.1	Termination	14
6.2	Effect of Termination and Abandonment	14

Article VII

Indemnification

7.1	Survival	15
7.2	Indemnification by Sellers	15
7.3	Claim Procedures	16
7.4	Payments	17

Article VIII

Miscellaneous and General

8.1	Amendment; Waiver	17
8.2	Expenses	18
8.3	Negotiation in Good Faith	18
8.4	No Hardship	18
8.5	Force Majeure	18
8.6	Specific Performance	18
8.7	Governing Law – Disputes	18
8.8	Notices	19
8.9	Entire Agreement	19
8.10	No Third-Party Beneficiaries	19
8.11	Obligations of Buyer	20
8.12	Representation by Counsel	20
8.13	Severability	20
8.14	Interpretation; Construction	20
8.15	Successors and Assigns	21
8.16	Fulfillment of Obligations	22
8.17	Electronic Signature	22

ii

Exhibit A:	Definitions
Exhibit B: Exhibit B-1: Exhibit B-2: Exhibit B-3:	Sellers and Shares List of Sellers Exercisable and Outstanding Warrants Prior the Closing Date Shares
Exhibit C:	Net Working Capital
Exhibit D: Exhibit E:	Cash Indebtedness
Exhibit F:	Closing Cash Consideration for 100% of the Shares of the Company
Exhibit G	Closing Cash Consideration Allocation Among the Sellers
Schedule 2.4(a):	Company Approvals

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of December 2, 2024 (the “Execution Date”), is made by and among (i) RED TECH US, LLC, a Colorado limited liability company (“Buyer”), (ii) RED TECHNOLOGIES SAS, a société par actions simplifiée organized under the laws of France, having its registered office at 130, rue de Lourmel, 75015 Paris, France, registered with the Registry of Trade and Companies of Paris under number 752 992 735 R.C.S. Paris (the “Company”), and (iii) the sellers listed in Exhibit B-1 (collectively, the “Sellers” and each individually, a “Seller”). All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the Execution Date, the Sellers collectively own 81,034 shares including 2,600 ordinary stocks to be issued upon exercise of the 2,600 warrants (the “Warrants”) held by certain Sellers as mentioned in Exhibit B-1 (“Ordinary Stocks”) and 78,434 preferred stocks (“Preferred Stocks”) of the Company, representing approximately 57.5% of the Company’s outstanding fully-diluted equity capitalization and voting rights (collectively, the “Shares”);

WHEREAS, each Seller desires to sell to Buyer, and Buyer desires to purchase from each Seller, all of the Shares held by it, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the date of this Agreement: the employees of the Company have been duly informed of the contemplated transaction in accordance with Articles L. 23-10-1 et seq. of the French Code de commerce and have all waived their right to make an offer to purchase the Company;

WHEREAS, concurrently herewith, (i) Buyer and (ii) Michael Abitbol and Pierre Jean Muller (collectively, the “Founders”) entered into that certain Stock Purchase Agreement pursuant to which the Founders agreed to sell their Shares to Buyer on the terms and conditions set forth therein; and

WHEREAS, Buyer and each Seller desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article I

Purchase and Sale; Closing; Closing DELIVERABLES

1.1            Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, each Seller, severally and not jointly (sans solidarité), agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Sellers, all Shares held by Sellers (which total number of Shares held by each such Seller is set forth opposite such Seller’s name on Exhibit B-3), free and clear of any Liens, for a total cash amount equal to Sellers’ collective share of the Closing Cash Consideration set forth in Exhibit F and allocated among the Sellers as set forth in Exhibit G. The Parties expressly agree that the Closing Cash Consideration has been calculated on the basis of the Estimated Indebtedness (dette nette à la date de référence) and the Estimated Net Working Capital (besoin en fonds de roulement à la date de référence) according to the calculation method set forth in Exhibits C, D, E and F based on the Reference Date Statement.

1.2            Time and Place of Closing. The closing of the purchase and sale of Shares provided for in this Agreement (the “Closing”) will take place on the next Business Day after all the conditions in Article V are satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as Buyer and the Company mutually agree (the “Closing Date”). The Closing will be effective as of 12:01 a.m., Central European Time, on the Closing Date (the “Effective Time”).

1.3            Deliverables at Closing.

(a)             By Each Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall deliver or cause to be delivered to Buyer:

(i)                       the duly signed and dated share transfer forms (ordres de mouvement) of the Shares;

(ii)                      four (4) duly signed tax transfer forms (formulaires cerfa n°2759) in respect of the transfer of the Shares;

(iii)                    a copy of the share transfer register (comprising Company’s securities register (registre des mouvements de titres) and individual shareholder accounts (comptes individuels d’associés) of the Company), updated with the transfer of all the Shares from the Sellers to the Buyer recorded as of the Closing Date;

(iv)                    a copy of the executed minutes of the relevant corporate body of the Company approving the Transfer of the Shares and all other corporate approvals, resolutions or consents required to approve the Transfer of the Shares (if applicable); and

(b)            By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to the Sellers:

(i)                       to the Company, a payment in an amount equal to the product of (i) the Warrant Exercise Price, multiplied by (ii) the number of Warrants held by all Sellers (as described opposite such Seller’s name on Exhibit B-2), with an evidence of payment (in the form of an irrevocable SWIFT transfer order), in exchange for the conversion of such Warrants to Ordinary Share; and

(ii)                      to each Seller, a payment in an amount equal to (A) his/her share of the Closing Cash Consideration as described opposite such Seller’s name on Exhibit G, with an evidence of payment (in the form of an irrevocable SWIFT transfer order) minus (B) such Seller’s portion of the Holdback Amount indicated opposite such Seller’s name in Exhibit G.

1.4            Closing Cash Consideration Adjustment.

(a)             Final Closing Statement Procedures.

(i)              Delivery of the Final Closing Statement. No later than sixty (60) days after the Closing Date, Buyer shall deliver to Sellers the Post-Closing Statement, together with supporting documentation used by Buyer in calculating the amounts set forth therein.

(ii)             Access to Information. From and after delivery of the Post-Closing Statement until the determination of the Final Closing Statement, Buyer shall, upon reasonable prior notice from Sellers to Buyer and subject to the execution of customary work paper access letters if requested by accountants of the Company (A) provide the Sellers and its authorized representatives with reasonable access during normal business hours to the facilities, books and records and work papers of the Company and (B) cooperate with and assist the Sellers and their respective authorized representatives in connection with the review of such materials, including by making available its employees, accountants and other personnel to the extent reasonably requested.

(iii)            Notice of Objection. If the Sellers have any objections to the Post-Closing Statement or any of the amounts included in the calculation of the Final Cash Consideration set forth therein, it shall deliver to Buyer a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the Post-Closing Statement that are in dispute and the nature and amount of any disagreement so identified) not later than forty-five (45) days after its receipt of the Post-Closing Statement (such forty-five (45) day period, the “Review Period”). If the Sellers fail to deliver a Notice of Objection within the Review Period, the Post-Closing Statement and the amounts set forth therein shall be deemed to have been accepted by the Sellers and shall be deemed final and binding upon all of the Parties, and shall be deemed the Final Closing Statement. Any items set forth in the Post-Closing Statement that are not objected to by the Sellers in a Notice of Objection during the Review Period shall be deemed to have been accepted and shall be binding upon all of the Parties to the Agreement for purposes hereof. If the Sellers deliver a Notice of Objection to Buyer within the Review Period, the Sellers and Buyer shall work in good faith to resolve the Sellers’ objections within the fifteen (15) day period following the delivery of the Notice of Objection.

(iv)           Selection of the Accountant. In the event that Buyer and the Sellers are unable to resolve in writing all of the Sellers’ objections in the Notice of Objection within the fifteen (15) day period (or such longer period as may be agreed by Buyer and the Sellers’ Representative) following the delivery of such Notice of Objection, the resolution of all such unresolved items (“Disputed Items”) shall be submitted to an independent accounting firm of recognized international standing in France (such as Ernst & Young, Deloitte, KPMG, etc.) as may be mutually selected by Buyer and the Seller to resolve any remaining disagreements and determine the Final Cash Consideration. If (A) no such mutually selected accounting firm is willing and able to serve in such capacity or (B) Buyer and the Sellers otherwise fail to appoint an accounting firm pursuant to the immediately preceding sentence within ten (10) Business Days after the expiration of the resolution period set forth in the immediately preceding sentence, then the Sellers shall deliver to Buyer a list of three (3) other accounting firms of recognized international standing in France, and Buyer shall select one (1) of such three (3) accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Sellers and Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder.

(v)            Submission of Disputed Items. Each of Buyer and the Sellers shall, promptly (but in any event within ten (10) Business Days) following the formal engagement of the Accountant, provide the Accountant (copying the other upon submission) with a single written submission setting forth its respective calculations of and assertions regarding the Disputed Items (which submissions the Accountant shall promptly distribute to the other Party) and upon receipt thereof, each of the Sellers and Buyer shall be entitled (no later than five (5) Business Days following receipt of the other Party’s initial submission) to submit to the Accountant a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Accountant shall promptly distribute to the other applicable Party). There shall be no ex parte communications between the Sellers (or their representatives) or Buyer (or its representatives), on the one hand, and the Accountant, on the other hand, relating to the Disputed Items and unless requested by the Accountant in writing, no Party may present any additional information or arguments to the Accountant, either orally or in writing.

(vi)           Accountant’s Determination. The Accountant shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the Parties agree shall not be later than forty-five (45) days following the formal engagement of the Accountant). In resolving any disputed amount in connection with its determination of the Final Cash Consideration, or any component thereof, the Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Party or less than the smallest value for such item claimed by either Party. The Parties agree that the determination of the Accountant with respect to any Disputed Items is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining the Final Cash Consideration, and the Accountant shall not conduct an independent investigation but shall instead base its determination on the written submissions of the Parties delivered pursuant to and in accordance with Section 1.4(a)(v) with respect to the Disputed Items. The determination of the Accountant in accordance with this Section 1.4(a)(vi) shall be binding and final for purposes of this Agreement. The Closing Statement resulting from the determinations with respect to the Disputed Items made by the Accountant in accordance with this Section 1.4(a)(vi) shall be deemed the Final Closing Statement.

(vii)          Accountant’s Fees and Expenses. The Accountant shall allocate its costs and expenses between Buyer and the Sellers based upon the percentage of the aggregate contested amount submitted to the Accountant that is ultimately awarded to Buyer on the one hand or the Sellers on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Sellers and the Sellers bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer. For the avoidance of doubt, the fees and disbursements of the representatives of each Party incurred in connection with the preparation or review of the Post-Closing Statement and any Notice of Objection as well as any submissions and responses to the Accountant, as applicable, shall be borne by such Party. In the event of agreement between the Parties on the Final Closing Statement and on the Disputed Items and, consequently, on the determination of the Final Cash Consideration, their agreement will be evidenced by a deed fixing the definitive amount of the Final Cash Consideration, to which the Final Closing Statement will be attached. This deed will be signed no later than fifteen (15) Business Days following the Parties’ agreement, and will be registered with the relevant SIE (Service des Impôts des Entreprises).

(b)            Post-Closing Adjustment Payments.

(i)             Within three (3) Business Days following the determination of the Final Closing Statement:

(A)           if the Post-Closing Adjustment is equal to zero (0), Buyer shall pay to each Seller its portion of the Holdback Amount as indicated in Exhibit G;

(B)            if the Post-Closing Adjustment is a negative number, then Buyer will (i) retain an amount in cash equal to the Post-Closing Adjustment and (ii) pay, or cause to be paid, to each Seller its pro rata portion of the remainder (if any) of the Holdback Amount after deducting the Post-Closing Adjustment. In the event that the Post-Closing Adjustment exceeds the Holdback Amount (the amount of such excess, the “Holdback Shortfall”), then each Seller will pay to Buyer its pro rata portion of such Holdback Shortfall by wire transfer of immediately available funds to the account designated by Buyer;

(C)            if the Post-Closing Adjustment is a positive number, then Buyer shall pay to each Seller (i) the product of (x) the Post-Closing Adjustment Amount Per Share multiplied by (y) the number of Shares held by such Seller immediately prior to the Closing and (ii) such Seller’s remaining (if any) of the Holdback Amount; and

(ii)             Any payment made pursuant to this Section 1.4(b) shall, for Tax purposes, be deemed to be an adjustment to the consideration payable to the Sellers. Such amounts shall be paid, in immediately available funds, pursuant to the instructions previously delivered by Buyer or the Sellers, as applicable.

(c)             Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, the process set forth in this Section 1.4 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Final Cash Consideration.

Article II

Representations and Warranties of Sellers

Each Seller, severally and not jointly (sans solidarité) and only with respect to itself, hereby represents and warrants to Buyer as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

2.1	Ownership of Shares.

(a)             Such Seller is the sole record and beneficial owner of the Shares listed opposite such Seller’s name on Exhibit B-3. Such Seller has good and valid title to all such Shares, free and clear of all Liens (other than any transfer restrictions imposed by the Laws), and upon delivery by such Seller of such Shares at the Closing, good and valid title to such Shares will pass to Buyer. Except for such Shares listed opposite such Seller’s name on Exhibit B-3, such Seller does not own of record or beneficially, or have any interest in or right to acquire, any shares of capital stock of the Company.

(b)             There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which such Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of such Seller’s Shares or any securities or obligations exercisable or exchangeable for, or convertible into, such Seller’s Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding except the exercisable warrants mentioned under Exhibit B-2 (ii). Except for this Agreement and the Company’s Organizational Documents, such Seller is not a party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the Preferred Stock except for the Contractual Documents which shall be terminated at the Closing Date.

2.2            Organization, Good Standing and Qualification. Such Seller, if it is an entity, (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, pledge or dispose of its Shares and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

2.3            Authority; Approval. Such Seller has all right, power and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party; and, if it is an entity, has all requisite organizational power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been, and each of the Transaction Documents will be at Closing, duly executed and delivered by such Seller and, when executed and delivered by Buyer and the other parties hereto and thereto, will constitute a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

2.4            Governmental Filings; No Violations.

(a)            Other than the filings, notices, reports, consents, registrations, approvals, permits and authorizations listed on Schedule 2.4(a) (collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by such Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Seller from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by such Seller and the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b)            The execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which such Seller is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of such Seller under, any provision of (i) the certificate of incorporation, by-laws or comparable governing documents of such Seller or any of its Affiliates, (ii) to the Knowledge of such Seller, any Contract binding upon such Seller or (iii) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 2.4(a), any Law to which such Seller is subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

2.5            Litigation and Liabilities. There are no Actions pending or, to the Knowledge of such Seller, threatened against such Seller that (a) relate to the Shares, (b) challenge the validity or enforceability of such Seller’s obligations under this Agreement or any other document related to the Transactions (such documents, together with this Agreement, the “Transaction Documents”) to which such Seller is or will be a party or (c) would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. Such Seller is not a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

2.6            No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article II and in the Transaction Documents, neither each Seller nor any other Person makes (and each Seller, on behalf of itself, its Subsidiaries and their respective Affiliates hereby disclaims) any other express or implied representation or warranty with respect to the Transactions or to any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Affiliates in connection with the Transactions.

Article III

Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Sellers as of the Execution Date and as of the Closing as follows:

3.1            Organization, Good Standing and Qualification. Buyer (a) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

3.2            Authority; Approval. Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been, and each of the Transaction Documents will be at the Closing, duly executed and delivered by Buyer and, when executed and delivered by Sellers and the other parties hereto and thereto, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.3            No Violations; Certain Contracts.

(a)             The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of Buyer under any provision of (i) the certificate of incorporation, by-laws or comparable governing documents of Buyer or (ii) any Contract binding upon Buyer, any Law to which Buyer is subject, except, in the case of clause (ii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

3.4            Litigation. As of the Execution Date, there are no Actions pending or, to the Knowledge of Buyer, threatened in writing against Buyer that would, if adversely determined, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. As of the Execution Date, Buyer is not a party to or subject to the provisions of any material Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

3.5            Available Funds. Buyer has cash on hand or existing credit facilities of immediately available funds sufficient to enable it to consummate the Transactions and satisfy all of its obligations under this Agreement when required to do so pursuant to the terms hereof and has furnished to the Sellers and the Company written evidence thereof.

3.6            Investment Intent. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act, any state securities Laws or any other applicable securities Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations and any other applicable securities Laws, as applicable.

3.7            No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III and in the Transaction Documents, neither Buyer nor any other Person makes (and Buyer, on behalf of itself, its Subsidiaries and their respective Affiliates hereby disclaims) any other express or implied representation or warranty with respect to the Transactions or to any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Sellers or any of their respective Affiliates in connection with the Transactions.

Article IV

Covenants

4.1            Cooperation and Efforts to Consummate Transactions; Status Updates.

(a)            Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Sellers and Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable and not to take any action after the Execution Date that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b)            Status Updates. Subject to applicable Laws and as required by any Governmental Entity, the Sellers and Buyer shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of material or substantive notices or other communications (or where no such copies are available, a reasonably detailed written description thereof) received by Buyer or the Sellers (as such notices or communications relate to the Company), as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions. The Sellers and Buyer shall promptly notify each other of any change, occurrence, fact or condition for which they may each terminate this Agreement pursuant to Section 6.1.

4.2            Publicity. No Party shall make any disclosure to third parties regarding the Transactions without the prior written consent of the other Parties, provided that the foregoing shall not prevent presentations to investors or partners who are subject to standard confidentiality agreements.

4.3            Confidentiality.

(a)            The terms of the Mutual Non-Disclosure Agreement, dated as of June 14, 2024 (the “Confidentiality Agreement”), between the Company and Buyer, are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, Buyer shall, and shall cause its Affiliates and their respective Representatives to, keep confidential any information concerning Sellers furnished in connection with the Transactions.

(b)            From and following the Closing, each Seller, severally and not jointly (sans solidarité), hereby agrees with Buyer that such Seller will not, and that such Seller will cause its Affiliates, stockholders, partners, members, directors, officers, agents and representatives not to, directly or indirectly, without the prior written consent of Buyer, disclose or use any Confidential Information; provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by the Sellers without use or reference to Confidential Information or was in their rightful possession before the disclosure of the applicable Confidential Information to them; provided, further, that the provisions of this Section 4.3 will not prohibit any retention of copies of records or disclosure (a) required by applicable Law so long as, to the extent practicable, reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement. Each of the Sellers, severally and not jointly (sans solidarité), agrees that such Seller will be responsible for any breach or violation of the provisions of this Section 4.3 by any of such Seller’s Affiliates, stockholders, partners, members, directors, officers, agents or representatives.

4.4            Seller Release. Effective as of the Closing, each Seller, severally and not jointly, on behalf of itself and its successors, assigns, representatives, administrators, executors, beneficiaries, agents (collectively, the “Seller Releasing Parties”) and their Affiliates, hereby unconditionally and irrevocably waives, releases, remises and forever discharges any and all rights, claims and Losses of any type that it or any of its Affiliates has had, now has or might now or hereafter have against the Buyer or the Company, and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, and Subsidiaries (each, a “Releasee”) in respect of, relating to or arising in connection with the Company or its Subsidiaries for anything occurring contemporaneously with or prior to the Closing Date, except (a) for rights, claims and Losses arising from and after the date hereof directly pursuant to the express terms of this Agreement and (b) in the case of the Sellers who are or were directors, officers or employees of the Company or any of its Subsidiaries, for rights under indemnification provisions of the Organizational Documents of the Company or such Subsidiary, as applicable.

Each Seller, for itself and its Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby, including, without any limitation, any Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Seller Releasing Parties may have against each of the Releasees, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or its Subsidiaries or any actions taken or failed to be taken by any of the Releasees in any capacity related to Company or its Subsidiaries occurring or arising prior to the Closing Date. The Parties acknowledge that this Section 4.4 is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that this Section 4.4 shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.

4.5            Tax Matters.

(a)            The Buyer shall bear the stamp duty and transfer taxes arising as a result of the sale of the Shares including the recording rights (droits d’enregistrement) (“Transfer Taxes”). For the avoidance of doubt, the Sellers shall bear any capital gain taxes (impôts sur la plus-value) incurred in relation to or triggered by the transactions contemplated herein.

4.6            Further Assurances. The Parties shall cooperate with each other and execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions, including any actions to be taken on or after the Closing Date.

Article V

Conditions

5.1           Conditions to Each Party’s Obligation to Consummate the Transactions. The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver in writing by Buyer and the Sellers, at or prior to the Closing of each of the following conditions:

(a)            Regulatory Consents. All material consents, waivers, approvals and authorizations requested or required by any Governmental Entity or by applicable Law shall have been obtained, which shall include (i) the confirmation from the French Ministère de l’Economie, des Finances et de la Souveraineté Industrielle et Numérique that the Company’s business activities do not require screening in accordance with Article R. 151-4 of the French Code monétaire et financier, and (ii) in the event that such confirmation is not obtained, approval of the transaction from the same authority in accordance with Articles L. 151-3 and R. 151-1 et seq. of the French Code monétaire et financier.

(b)            Orders and Litigation. No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions or (ii) causing the Transactions to be rescinded following their consummation, and no Action brought by any Governmental Entity or any other Person (provided that such Person is not a Party or an Affiliate of a Party) challenging or seeking to restrain or prohibit the consummation of the Transactions shall be pending or threatened.

(c)            Other Agreements. The due execution and delivery of (i) that certain Amended and Restated Shareholders’ Agreement, by and among Buyer, the Founders and the Company, and (ii) that certain Stock Purchase Agreement, by and among the Buyer and the Founders (the “Founder SPA”).

(d)            Founder SPA Closing. The occurrence of the Initial Closing (as defined in the Founder SPA) under the Founder SPA in accordance with the terms thereof.

5.2           Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Transactions is also subject to the satisfaction or waiver in writing by Buyer at or prior to the Closing of the following conditions:

(a)            Representations and Warranties of Sellers. The Seller Representations shall be true and correct in all respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)            Performance of Obligations of Sellers. Sellers shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c)            Receipt of Approvals; Deliverables. Buyer shall have received all items required to be delivered to Buyer pursuant to Section 1.3(a) at or prior to the Closing. On the date hereof and at the knowledge of the Sellers there shall not be threatened, instituted or pending any statute, rule, regulation, injunction, suit, action or proceeding in which a Governmental Entity of competent jurisdiction or any other competent adjudicating body, including, without limitation, any arbitral tribunal, is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Buyer’s ability to own or operate or to retain or change all or a portion of the assets, licenses, operations, rights, product lines, businesses or interest therein with respect to the Company or (B) prohibit or limit Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the Shares, and no Governmental Entity of competent jurisdiction or any other competent adjudicating body shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Transaction resulting in, or that would, individually or in the aggregate, reasonably be expected to result in any of the foregoing.

(d)            No Material Adverse Effect. Since the Execution Date, there shall not have occurred any change, effect, event, occurrence, circumstances or development that has had or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(e)            Consents Under Agreements. The Sellers shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contracts to which any Seller is a party.

5.3           Conditions to Obligations of the Sellers. The obligation each Seller to consummate the Transactions is also subject to the satisfaction or waiver in writing by such Seller at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. The Buyer Representations shall be true and correct in all material respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)            Performance of Obligations of Buyer. Buyer shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

Article VI

Termination

6.1            Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated at any time prior to the Closing:

(a)            by mutual agreement of all Parties;

(b)            automatically if any consent, waiver, approval or authorization required by Section 5.1(a) (and which has not been waived by the Parties) has been denied by the competent Governmental Entity and such denial has become final and non-appealable;

(c)            by Buyer by giving written notice to Sellers, if a Seller has breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 5.1 or Section 5.2, respectively and (ii) is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Buyer; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if Buyer is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 5.1 or Section 5.3;

(d)            by any Seller by giving written notice to Buyer, if Buyer has breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 5.1 or Section 5.3, respectively and (ii) is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the relevant Seller; provided, that such Seller shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 5.1 or Section 5.2;

6.2           Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VI, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any knowing and intentional material breach of this Agreement and (b) the provisions set forth in this Section 6.2, Article VIII and the Confidentiality Agreement shall survive the termination of this Agreement.

Article VII

Indemnification

7.1            Survival.

(a)            Each representation, warranty, covenant and other obligation contained in this Agreement shall survive the Closing, but only until the applicable survival date specified in this Section 7.1(a), whereupon it shall terminate; provided that if a claim with respect thereto shall be made prior to such survival date in compliance with Section 7.3, then such survival date shall be extended, and such provision shall survive, but only with respect to such claim and only until the Final Determination thereof, whereupon such provision shall terminate.

(b)            The Seller Representations shall survive the Closing until a date that is 60 Business Days after the expiration of the applicable statute of limitations.

(c)            The survival date applicable to the covenants and agreements contained in this Agreement shall be (i) with respect to covenants and agreements that require performance in full prior to the Closing, the Closing Date, and (ii) with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after the Closing, the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith.

(d)            No provision of this Article VII shall apply to or limit any claim that a Party committed fraud under applicable Law in making any representation or warranty, which may be brought at any time until lapse of the applicable statute of limitations provided by applicable Law.

7.2            Indemnification by Sellers.

(a)            Following the Closing until the applicable survival dates provided in Section 7.1(a), each Seller shall, severally and not jointly (sans solidarité), indemnify, hold harmless and reimburse Buyer and its Affiliates and their respective successors and permitted assigns, in their capacity as such (collectively, the “Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by or asserted against any Indemnified Party in connection with or arising out of:

(i)             the failure of any Seller Representation made by such Seller to be true and accurate as of the Closing (or, in the case of any representation and warranty that expressly speaks as of a different date, such date) it being understood that for purposes of this Section 7.2(a)(i) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) or relating to Knowledge contained in such Seller Representation shall be disregarded for purposes of determining whether such Seller Representation was not true and accurate or the quantity of such Losses; or

(ii)            the failure of such Seller to fully perform any covenant or obligation of such Seller contained in this Agreement.

(b)            No Seller shall have any liability pursuant to this Article VII in respect of any Losses of the type described in Section 7.2(a)(i) (i) to the extent that the aggregate amount of such Losses exceeds the total amount of the closing consideration paid to such Seller (the “Cap Amount”); (ii) unless and until the aggregate amount of such Losses exceeds €50,000 (the “Basket Amount”), in which event the Sellers shall be liable for all such Losses, including the Basket Amount; or (iii) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds €1,000 (the “Per Claim Amount”).

7.3	Claim Procedures.

(a)            In order for the Indemnified Party to duly make a valid claim with respect to any of the occurrences specified in Section 7.2, the Indemnified Party must promptly, but in no event more than ten (10) Business Days following the first date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred (it being specified that any failure by the Buyer to give such Claim Notice shall not relieve the Sellers of their indemnification obligations, except and only to the extent that the Sellers forfeit rights or defenses by reason of such failure or are otherwise actually and materially prejudiced thereby) provide written notice to the Sellers (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 7.2 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the extent possible to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b)            In the event the Claim Notice results from any Action asserted or threatened against, the Indemnified Party by a third party (a “Third Party Claim”):

(i)             The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the tenth Business Day following the Indemnified Party’s receipt of the Third Party Claim; provided that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.

(ii)            The Indemnified Party shall ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to the Indemnifying Party relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party shall keep the Indemnifying Party fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to the Indemnifying Party copies of all material written notices and documents (including court papers) received by the Indemnified Party that relate to any Third Party Claims. The Indemnified Party shall in good faith allow the Indemnifying Party to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith. In case of disagreement, the position of the Indemnified Party shall prevail.

(iii)           All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnifying Party in connection with investigating and defending and cooperating in the investigation and defense of, the Third Party Claim shall be directly borne by such Party. All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnified Party shall in connection with defending and cooperating in the defense of the Third Party Claim (“Third Party Claim Expenses”) shall constitute a Loss.

7.4            Payments.

(a)             The Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five (5) Business Days following any Final Determination of the claims set forth in the related Claim Notice.

(b)            All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 shall be treated as adjustments to the consideration paid pursuant to the Transactions for all accounting and Tax purposes.

Article VIII

Miscellaneous and General

8.1            Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Buyer and the Sellers (other than the provisions of Section 1.4, which may only be amended in writing and signed by all Parties), or in the case of a waiver, by the Party granting the waiver or, in the case of a waiver granted by or on behalf of any Seller, by such Seller. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as provided in Article VII. The Parties expressly exclude the application of the provisions of Article 1223 of the French Code civil.

8.2            Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

8.3            Negotiation in Good Faith. The Parties acknowledge that the provisions of the Agreement have been negotiated and entered into in good faith and that no Party has omitted to disclose to the other Party a material piece of information that may have determined its consent (within the meaning of Article 1112-1 of the French Code civil).

8.4            No Hardship. Except with respect to the Closing Condition relating to the occurrence of a Material Adverse Effect, each Party expressly accepts to bear all future liabilities and risks (including unforeseeable as of the date hereof) resulting from the terms and conditions of this Agreement and accordingly irrevocably waives any right it may have under Article 1195 of the French Code civil.

8.5            Force Majeure. Except with respect to the Closing Condition relating to the occurrence of a Material Adverse Effect, each Party expressly and irrevocably waives any right to prevail itself from any force majeure event in accordance with Articles 1218, 1231-1 and 1351 of the French Code civil, and accordingly no suspension, termination, lapse or variation of this Agreement (or of any agreement or document entered into in connection with this Agreement) shall be permitted on the grounds of such provisions of the French Code civil.

8.6            Specific Performance. Each Party agrees that the other Parties shall be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain such other Party from violating, any of the provisions of this Agreement. Each Party further acknowledges that, in the event it does not comply with its obligations herein, such provisions may be enforced pursuant to the provisions of Articles 1221 and 1222 of the French Code civil and that such enforcement would not be clearly disproportionate (manifestement disproportionnée).

8.7            Governing Law – Disputes. This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by and shall be construed in accordance with the Laws of France. All disputes arising out of or in connection with this Agreement (including without limitation with respect to its signature, validity, performance, interpretation, termination and post-termination obligations hereof and any non-contractual obligation arising out of or in connection with this Agreement) shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris.

8.8            Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 8.8; provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To Buyer:

RED TECH US, LLC
5701 S. Santa Fe Dr.
Littleton, Colorado 80120
Attention: Jason Kiser

[***]

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Mario Schollmeyer

[***]

To a Seller:

To the address set forth next to such Seller’s signature.

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

8.9            Entire Agreement. This Agreement (including any exhibits or schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

8.10          No Third-Party Beneficiaries. Except as provided in Section 4.4 (Seller Release) only, there shall be no third-party beneficiaries of this Agreement, any Transaction Document or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy.

8.11          Obligations of Buyer. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

8.12          Representation by Counsel. The Parties acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the Transaction, and that such counsel has been involved in the drafting of this Agreement. Accordingly:

(a)             any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived;

(b)             no counsel shall be considered to be the sole draftsman (rédacteur unique) of the Agreement on behalf of all Parties; and

(c)             the Agreement shall not be considered as a contrat d’adhésion within the meaning of Article 1110 of the French Code civil.

8.13          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof to the fullest extent permitted by applicable Laws. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.14          Interpretation; Construction.

(a)             The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.

(b)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to any Person includes such Person’s successors and permitted assigns.

(c)             Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(d)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)             The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the fullest extent permitted by applicable Law, each Party hereby expressly waives the provisions of Articles 1190 and 1602 of the French Code civil.

(f)             For the purposes of the calculation of any time period for the giving of any notice or the taking of any action required under this Agreement, Articles 640 to 642 of the French Code de procédure civile shall apply; provided that the references therein to a “jour férié ou chômé” or “jour ouvrable” shall be interpreted by reference to the definition of “Business Day” in this Agreement.

8.15         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party. Any purported assignment in violation of this Agreement is void.

8.16          Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, or any Party under any of the Transaction Documents, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

8.17          Electronic Signature. The Parties hereby agree that, as a matter of evidence agreement (convention de preuve), this Agreement is signed electronically in accordance with the European and French regulations in force, in particular Regulation (EU) No. 910/2014 of the European Parliament and of the Council dated July 23, 2014 and Articles 1367 et seq. of the French Code civil. For this purpose, the Parties agree to use the online platform DocuSign (www.docusign.com). Each of the Parties decides (i) that the electronic signature which it attaches to this Agreement has the same legal value as its handwritten signature and (ii) that the technical means implemented in the context of this signature confer a definite date (date certaine) to this Agreement. Each of the Parties acknowledges and accepts that the signature process used by the parties to electronically sign this Agreement enables each of them to have a copy of this document on a durable medium or to have access to it, in accordance with Article 1375 paragraph 4 of the French Code civil.

[Signature Page Follows]

RED TECHNOLOGIES SAS

By:	/s/ Pierre-Jean Muller
	Name:	Pierre-Jean Muller
	Title:	President

By:	/s/ Joëlle TOLEDANO
Joëlle TOLEDANO

By:	/s/ Luc DAVIT
Luc DAVIT

By:	/s/ Bruno RAMBAUD
Bruno RAMBAUD

FPCI CAPDECISIF III By: Karista SAS, its investment company

By:	/s/ Olivier Dubuisson
	Name:	Olivier Dubuisson
	Title:	President

DAMARI SAS

By:	/s/ Danielle Brincat
	Name:	Danielle Brincat
	Title:	President

[Signature Page to Stock Purchase Agreement]

RED TECH US, LLC

By:	/s/ Kyle Jason Kiser
	Name:	Kyle Jason Kiser
	Title:	Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit A.

“Accountant” has the meaning set forth in Section 1.4(a)(iii).

“Accounting Principles” means in accordance with French GAAP, applied consistent with the Company’s accounting methods, policies, practices and procedures used as of the Execution Date and in the same manner, with consistent classification and estimation methodology, as the Company’s balance sheet as of December 31, 2023 (the “Most Recent Balance Sheet”) was prepared.

“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) has the meaning set out in Article L. 233-3, I and II of the French Code de commerce, it being specified that, for the avoidance of doubt, the managing company or general partner of an investment fund shall be deemed to have control over such investment fund. For the avoidance of doubt, (i) prior to the Closing, the Company and its Subsidiaries shall not be “Affiliates” of Buyer and (ii) following the Closing, the Company and its Subsidiaries shall not be “Affiliates” of any Seller.

“Agreement” has the meaning set forth in the Preamble.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3.

“Basket Amount” has the meaning set forth in Section 7.2(b).

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or Paris, France.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Representations” means any representation made by Buyer in Article III.

“Cap Amount” has the meaning set forth in Section 7.2(b).

“Cash” of the Company as of any date means the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such date, prepared in accordance with the Accounting Principles; provided, that Cash shall (without duplication) (x) be increased by checks, drafts and other similar instruments in transit that have been received by, but not deposited into the bank accounts of, the Company or any of its Subsidiaries, (y) be reduced by the aggregate amount of all checks, drafts and other similar instruments issued and outstanding but uncleared as of such time and (z) include all uncollected credit card receivables.

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash” has the meaning set forth in the definition of “Closing Statement”.

“Closing Cash Consideration” means an amount equal to:

(a)	the Reference Price; plus

(b)	the Estimated Cash; plus

(c)	an amount (which may be positive or negative) equal to the Estimated Net Working Capital, minus the Target Net Working Capital; minus

(d)	the Estimated Indebtedness.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Indebtedness” has the meaning set forth in the definition of “Post-Closing Statement”.

“Closing Net Working Capital” has the meaning set forth in the definition of “Post-Closing Statement”.

“company” includes any company, corporation or body corporate (including a limited liability company), wherever incorporated.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information relating to the business, financial or other affairs (including future plans and targets) of the Company or any of its Subsidiaries; provided, however, that “Confidential Information” will not include any information that (i) is or becomes (other than as a result of disclosure by such Seller in violation of this Agreement) generally available to, or known by, the public, (ii) is independently developed by a Seller without use of or reference to information that would be “Confidential Information” but for the exclusions set forth in this proviso or (iii) is received by such Seller from a third party not known by such Seller after reasonable inquiry to be bound by a duty of confidentiality to the Company with respect to such information.

“Confidentiality Agreement” has the meaning set forth in Section 4.3(a).

“Contract” means any agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Contractual Documents” means (i) the shareholders agreement (pacte d’associés) in force between the FPCI CAPDECISIF III, DAMARI, Mr. Bruno RAMBAUD, MR. Michael ABITBOL and Mr. Pierre-Jean MULLER dated February 28, 2020 and (ii) the short shareholders’ agreement (pacte d’associés simplifiés) entered into with Mrs. Joëlle TOLEDANO and Mr. Luc DAVIT respectively dated March 2, 2020, to be terminated on the Closing Date.

“Effective Time” has the meaning set forth in Section 1.2.

“Estimated Cash” has the meaning set forth in the definition of “Reference Date Statement”.

“Estimated Indebtedness” has the meaning set forth in the definition of “Reference Date Statement”.

“Estimated Net Working Capital” has the meaning set forth in the definition of “Reference Date Statement”.

“Execution Date” has the meaning set forth in the Preamble.

“Final Cash Consideration” means an amount equal to:

(a)            the Reference Price; plus

(b)            the Closing Cash; plus

(c)            an amount (which may be positive or negative) equal to the Closing Net Working Capital; minus the Target Net Working Capital; minus

(d)            the Closing Indebtedness.

“Final Closing Statement” means the Post-Closing Statement that is deemed final in accordance with Section 1.4(a)(iii) or the Post-Closing Statement resulting from the determinations made by the Accountant in accordance with Section 1.4(a)(v), as applicable.

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable (non susceptibles de recours) Order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“French GAAP” means the French general account rules set out in the General Chart of Accounts (PCG, Plan Comptable General).

“Governmental Entity” means any U.S. or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.

“Holdback Amount” means an amount equal to [***] to be retained by Buyer on the Closing Cash Consideration to pe paid at Closing to the Sellers according to the allocation between the Sellers indicated in Exhibit G.

“Indebtedness” means borrowings and indebtedness in the nature of borrowings of the Company and its Subsidiaries (other than intercompany debt between the Company and/or one or more of its Subsidiaries) which comprise the line items identified as “Indebtedness” in Exhibit E, including:

(a)            borrowings from any bank, financial institution or other entity, including loans and bank overdrafts;

(b)            liabilities under any loan note, loan stock, debenture or other similar instrument or security;

(c)            obligations for the reimbursement of any obligor on any drawn-upon letter of credit, banker’s acceptance or similar transaction;

(d)            liabilities under a finance lease or hire purchase agreements or any analogous agreement or arrangement creating obligations with respect to the deferred purchase price of property, but excluding, for the avoidance of doubt, any liabilities under operating leases;

(e)            liabilities under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement;

(f)             the net liability of the Company in respect of all Taxes incurred on transactions and income up to the Closing Date after the deduction of tax payments and installments or prepayments made in advance of the Closing Date;

(g)            employee- or staff-related payables;

(h)            unfunded pension benefit obligations including liabilities arising from multi-employer and supplemental executive retirement plans, net of assets;

(i)             outstanding liabilities under any phantom equity appreciation plan;

(j)             deferred revenue;

(k)            self-insurance accruals;

(l)             all obligations of a type referred to in clauses (a) through (k) above which the Company or any of its Subsidiaries has guaranteed or for which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss;

(m)           accrued interest, principal, charges, costs, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in clauses (a) through (l) above, whether resulting from their payment or discharge or otherwise; and

(n)            any refinancing of any of the foregoing obligations set forth in clauses (a) through (m) above.

For the avoidance of doubt, “Indebtedness” shall not include any trade credit in the ordinary course or any amount included in calculating Net Working Capital.

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Knowledge” means (i) with respect to an individual, that the individual is actually aware of such fact or other matter or should have become aware of such fact or matter after due inquiry, (ii) with respect to FPCI CAPDECISIF III, that Oliver Dubuisson is actually aware of such fact or other matter or should have become aware of such fact or other matter after due inquiry, (iii) with respect to DAMARI, Mrs. Danielle BRINCAT is actually aware of such fact or other matter or should have become aware of such fact or other matter after due inquiry, and (iv) with respect to Buyer, that Jason Kiser is actually aware of such fact or other matter or should have become aware of such fact or other matter after due inquiry.

“Law” or “Laws” means any law, statute, ordinance, common law, rule, regulation, Order or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.

“Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.

“Losses” means any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, , interest, penalties, costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties) which origin or cause is prior to the Closing Date, and Third Party Claim Expenses to the extent provided by Section 7.3(b)(iii) and reasonable and documented out of pocket legal fees, costs and expenses sustained or incurred by an Indemnified Party in investigating claims that (x) are not Third Party Claims and (y) are determined by a Final Determination (non-susceptible de recours) to be indemnifiable pursuant to the applicable of Section 7.2 it being specified that in calculating the amount owed by the Sellers to the Buyer:

i.	the amount of the Loss shall be reduced by any actual reimbursement by an insurance company or a Third Party the purpose of which is to indemnify the Buyer or the Company for the event constituting a Loss;

ii.	the amount of the Loss shall be reduced by any Tax savings resulting from a Loss having reduced the taxable income of the Company or of the Indemnified Party.

“Material Adverse Effect” means any change, development, circumstance, fact or effect that, individually or taken together with any other changes, developments, circumstances, facts or effects is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), assets, liabilities (contingent or otherwise), business operations or results of operations of the Company and its Subsidiaries (taken as a whole) and in each case, whether known or unknown or on a short- or long-term basis; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:

(a)            changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which the Company or any of its Subsidiaries has operations or its products or services are sold;

(b)            changes, developments, circumstances, facts or effects that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate;

(c)            changes or developments in or with respect to applicable accounting standards or in any Law of general applicability; or

(d)            any change, development or effect resulting from acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (other than cyberattacks), any weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event (except to the extent causing any damage or destruction to or rendering unusable any facility or property of the Company or its Subsidiaries), whether or not caused by any Person (other than the Company, its Subsidiaries or any of their respective Affiliates or Representatives);

provided further that, such changes, developments or effects shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects the Company and its Subsidiaries (taken as a whole) relative to other companies of similar size operating in the geographic markets in which the Company or any of its Subsidiaries has operations or its products or services are sold.

“Net Working Capital” means an amount equal to (a) the aggregate amount of the current assets of the Company and its Subsidiaries, minus (b) the aggregate amount of the current liabilities of the Company and its Subsidiaries, in each case determined in accordance with the Accounting Principles and which comprise the line items identified in Exhibit C; provided, however, that for purposes of clauses (a) and (b), current assets and current liabilities shall exclude (A) any Indebtedness, (B) Cash and (C) all current or deferred income Tax assets and liabilities.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Organizational Documents” means the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the Execution Date.

“Parties” or “Party” has the meaning set forth in the Preamble.

“Per Claim Amount” has the meaning set forth in Section 7.2(b).

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.

“Post-Closing Adjustment” means the difference between the Final Cash Consideration and the Closing Cash Consideration.

“Post-Closing Adjustment Amount Per Share” means an amount equal to the quotient of (a) the Post-Closing Adjustment, divided by (b) the aggregate number of Shares held by the Sellers immediately prior to the Closing (including Warrants converted to Ordinary Stock); provided, that if the value calculated pursuant to this definition is a negative number, the Post-Closing Adjustment Amount Per Share shall be zero.

“Post-Closing Statement” means the written statement delivered pursuant to Section 1.4(a)(i), setting forth Buyer’s good-faith calculations of the Final Cash Consideration and the Post-Closing Adjustment in a manner consistent with the Accounting Principles, that shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, in each case, as of the Effective Time, including (i) a good-faith calculation of the Net Working Capital (which shall be prepared in a manner consistent with Exhibit C) (“Closing Net Working Capital”), and (ii) the amount of Cash (“Closing Cash”) and Indebtedness (“Closing Indebtedness”).

“Preferred Stock” has the meaning set forth in the Recitals.

“Reference Date” means September 15, 2024.

“Reference Date Statement” means the written statement delivered to Buyer by the Company and/or the Sellers, setting forth the Company’s good-faith calculations of the Closing Cash Consideration in a manner consistent with the Accounting Principles, that shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, in each case, as of the Reference Date, including (i) a good-faith calculation of the Net Working Capital which shall be prepared in a manner consistent with Exhibit C (the “Estimated Net Working Capital”), (ii) good-faith estimates of Cash which shall be prepared in a manner consistent with Exhibit D (“Estimated Cash”) and (iii) good-faith estimates of Indebtedness which shall be prepared in a manner consistent with Exhibit E (“Estimated Indebtedness”).

“Reference Price” means the total price of sale for 100% of the Shares of the Company before any price adjustment, i.e. €13,000,000.

“Releasee” has the meaning set forth in Section 4.4.

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Seller” has the meaning set forth in the Preamble.

“Seller Representations” means any representation made by a Seller in Article II.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Target Net Working Capital” means €0.

“Tax”, “Taxation” or “Taxes” means all forms of federal, governmental, state, provincial, municipal, local or foreign taxation, impositions, duties, customs, contributions, withholdings, deduction, rates, charges, imposts, levies and any other similar fiscal instrument (including without limitation any social security contributions or premiums and any other payroll taxes), whether direct or indirect, whenever and wherever imposed (whether by way of primary or secondary liability) and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value, franchise, gross receipts, sales, imposts, environmental, energy, customs duty, capital stock, severances, stamp, payroll, employment, unemployment, disability, use, property, excise, production, occupancy and other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Third Party Claim” has the meaning set forth in Section 7.3(b).

“Third Party Claim Expenses” has the meaning set forth in Section 7.3(b)(iii).

“Transaction Documents” has the meaning set forth in Section 2.5.

“Transactions” means transactions contemplated hereby or by the Transaction Documents.

“Warrants” means the 2,600 warrants held by certain Sellers as mentioned in Exhibit B-2.

“Warrant Exercise Price” means the price to be paid by each Seller mentioned in Exhibit B-2 to convert each Warrant into an Ordinary Shares of the Company, i.e. €36.67.

EXHIBIT B-1

LIST OF SELLERS

1.	Mrs. Joëlle TOLEDANO, residing [***]

2.	Mr. Luc DAVIT, residing [***]

3.	FPCI CAPDECISIF III, Professional Private Equity Fund (Fonds Professionnel de Capital Investissement), represented by its management company, Karista, a simplified joint stock company [***]

4.	Mr. Bruno RAMBAUD, residing [***]

5.	DAMARI, a simplified joint stock company [***]

EXHIBIT B-2

EXERCISABLE AND OUTSTANDING WARRANTS

PRIOR THE CLOSING DATE

[***]

EXHIBIT B-3

SHARES

[***]

EXHIBIT C

NET WORKING CAPITAL

[***]

EXHIBIT D

CASH

[***]

EXHIBIT E

INDEBTEDNESS

[***]

EXHIBIT F

CLOSING CASH CONSIDERATION FOR 100% OF THE SHARES OF THE COMPANY

[***]

EXHIBIT G

CLOSING CASH CONSIDERATION ALLOCATION BETWEEN THE SELLERS

[***]